Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR FOURTH QUARTER AND FISCAL YEAR 2011

•    Fourth Quarter Revenue of $178 Million

•    Total 2011 Revenue of $592 Million

•    2011 Adjusted EBITDA of $82 Million

•    $104 Million of Liquidity at Year End

•    $10 Million of Debt Repaid in Fourth Quarter

•    Expected 2012 Adjusted EBITDA of $85 million to $95 million

SOUTH JORDAN, UTAH, NOVEMBER 1, 2011 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its fourth quarter and fiscal year ended September 30, 2011.

CEO Commentary

“Two major accomplishments stand out in Fiscal 2011. First, we successfully refinanced our senior debt, extending the maturity to 2019, reducing the interest rate from 11.375% to just 7.625%, lowering our cash interest expense and increasing free cash flow. The refinancing greatly reduced Headwaters financial risk and positions us to focus on reduction of our subordinated debt”, said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “In that regard, we paid down $24.4 million of our high coupon subordinated debt. In 2012, we expect to further reduce our debt through improved cash flow and with the proceeds from our anticipated sale of non-core assets.

“Second, we restructured multiple operations to improve efficiency and increase free cash flow and earnings. The restructuring activities are particularly beneficial because we addressed increased costs from raw materials, transportation, and other production costs and put Headwaters in a position to improve 2012 margins in spite of 2011 cost increases. We remain committed to our mission of providing innovative building materials to our customers and to carefully managing our business and our capital structure to deliver improved profitability to our shareholders.”

Discontinued Operations and Restructuring

Headwaters is committed to selling its coal cleaning facilities and accordingly, we have presented the coal cleaning business as a discontinued operation in the condensed consolidated financial statements. The analysis of fourth quarter and fiscal year 2011 results provided herein are related to continuing operations, except as noted.

In addition to reporting its coal cleaning business as a discontinued operation, Headwaters recorded approximately $4.7 million of cash restructuring costs in the quarter ended September 30, 2011, and approximately $7.4 million of cash restructuring costs in the year ended September 30, 2011, as a result of actions taken to lower operating costs and improve operational efficiency. Total restructuring costs were $11.7 million and $17.9 million for the fourth quarter and fiscal year 2011, respectively. These charges consisted of workforce reductions and related severance expenses, facility closures and consolidations, and certain asset impairments and write-downs.

Headwaters anticipates that the restructuring activities will result in an annualized cash benefit of approximately $14 million, of which approximately 65% will be realized in fiscal 2012. The following analyses of fourth quarter and fiscal year 2011 exclude the restructuring charges as well as the discontinued coal cleaning operations.

Fourth Quarter Fiscal 2011 Summary

Headwaters’ fourth quarter 2011 revenue from continuing operations of $178.1 million increased from $177.9 million for the quarter ended September 30, 2010. Adjusted EBITDA from continuing operations in the September 2011 quarter was $32.2 million, an increase from $31.0 million in the September 2010 quarter. Gross profit from continuing operations was $48.9 million in the September 2011 quarter, compared to $52.9 million in the September 2010 quarter, and operating income in the September 2011 quarter increased to $18.8 million, compared to $17.1 million in the September 2010 quarter. Income from continuing operations was $8.4 million, or $0.14 per diluted share, for the September 2011 quarter, compared to net income from continuing operations of $0.7 million, or $0.01 per diluted share, for the September 2010 quarter. The improvement in income was principally related to a $4.9 million reduction in SG&A and a $6.2 million reduction in interest expense compared to the prior year. Net loss including discontinued operations and the restructuring charge was $(46.7) million, or $(0.77) per diluted share, for the September 2011 quarter, compared to a net loss of $(24.1) million, or $(0.40) per diluted share for the September 2010 quarter.

Fiscal Year 2011 Summary

Total revenue from continuing operations was $592.0 million for fiscal year 2011, down 1% from $598.2 million for fiscal year 2010. Gross profit from continuing operations decreased 13% to $149.9 million in fiscal 2011 from $171.8 million in fiscal 2010. Operating income from continuing operations for fiscal 2011, adjusted for the second quarter Boynton litigation expense of $15.0 million and the restructuring charges described above was $24.8 million, compared to operating income of $33.9 million for fiscal 2010. Fiscal 2011 loss from continuing operations increased to $(133.9) million, or $(2.21) per diluted share, from $(21.1) million, or $(0.35) per diluted share for fiscal 2010, primarily due to the debt refinancing completed in the March 2011 quarter. Fiscal 2011 net loss including discontinued operations increased to $(229.9) million, or $(3.80) per diluted share from $(49.5) million, or $(0.83) per diluted share for fiscal 2010. Fiscal 2011 Adjusted EBITDA from continuing operations decreased to $82.4 million, from $94.2 million for fiscal 2010, primarily because of increased material, transportation, and production costs. Results for fiscal year 2011 were significantly impacted by the non-routine charges incurred in the March 2011 quarter as well as the restructuring charges incurred in the September 2011 quarter as described above.

Fourth Quarter Fiscal 2011 Quarter Business Segment Performance

Business Segment	Revenue	Adjusted EBITDA	Adjusted EBITDA Margin
Light Building Products	$90.0 million	$14.4 million	16.0%
Heavy Construction Materials	$82.6 million	$19.2 million	23.2%
Energy Technology	$5.5 million	$0.2 million	3.6%

Light Building Products Segment

Headwaters’ light building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment brands and brings to market a wide variety of building products, including vinyl siding accessories and manufactured architectural stone.

Our regional Texas block and brick business grew sales by over 12% in the year and overcame some of the weakness in other end markets. Revenues from Headwaters’ light building products segment increased $0.7 million, or 1%, to $90.0 million for the quarter ended September 30, 2011, compared to $89.3 million for the quarter ended September 30, 2010. While we have been able to maintain pricing in our architectural stone category, revenues declined approximately 7% due to the ongoing weakness in the residential housing market, offsetting the growth experienced in our Texas block and brick business. Segment gross margins declined to 26% in the September 2011 quarter, from 29% in the September 2010 quarter, primarily due to increases in transportation, materials, and production costs. Adjusted EBITDA decreased to $14.4 million in the fourth quarter of 2011 from $16.6 million in the fourth quarter of 2010, primarily due to the same increased costs.

Most of Headwaters fourth quarter restructuring activities occurred in the light building products segment, where Adjusted EBITDA margins declined to 16.0% in the September 2011 quarter from 18.6% in the September 2010 quarter. The restructuring activities were undertaken to address reduced margins caused by increased costs, and we expect that 2012 margins will recover from 2011 levels.

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Revenues from the heavy construction materials segment were $82.6 million in the September 2011 quarter, a decrease of $2.2 million, or 3%, from the September 2010 quarter. The decrease was primarily due to a decline in service revenue related to the completion of certain one-time projects. Gross profit was $22.6 million in the September 2011 quarter, compared to $25.0 million in the September 2010 quarter, and operating income was $15.5 million in the September 2011 quarter compared to $17.2 million in the September 2010 quarter. Adjusted EBITDA decreased to $19.2 million in the September 2011 quarter from $20.4 million in the September 2010 quarter. The overall decline in revenue along with higher transportation and other costs were the primary drivers of lower gross margin, operating income and Adjusted EBITDA for the fourth quarter of 2011.

The U.S. House of Representatives has approved bipartisan legislation to regulate the disposal of fly ash. HR 2273, the “Coal Residuals Reuse and Management Act,” provides a non-hazardous fly ash disposal regulatory program, granting a primary role for states to manage fly ash disposal with federal supervision and national standards. HR 2273 passed the full House on October 14, 2011 by a vote of 267 to 144, including support from 37 Democratic Representatives, which makes it the most bi-partisan EPA-oriented bill to pass the House this year. On October 20th, Senators John Hoeven and Kent Conrad, along with eight additional original cosponsors, introduced comparable legislation in the U.S. Senate. Five original Democratic co-sponsors emphasized the bi-partisan support in the Senate for resolving the regulatory uncertainty caused by the EPA and the adoption of appropriate disposal standards for fly ash.

Energy Technology Segment

Headwaters Energy Services currently owns and operates coal cleaning facilities, and is also involved in the commercialization of heavy oil upgrading processes, liquefaction of coal into liquid fuels and production of ethanol.

Headwaters has assessed the strategic fit of its various operations and is pursuing divestiture of certain businesses in the energy technology segment that do not align with the Company’s long-term strategy. Headwaters is committed to selling its coal cleaning business, which is part of the energy technology segment. As a result, coal cleaning sales revenue and results of operations are now being presented as discontinued operations for all periods. Headwaters currently expects to sell the coal cleaning business to one or more buyers before the end of fiscal 2012. Headwaters recorded a non-cash asset impairment charge of $35 million, during the quarter ended September 2011, which is included in loss from discontinued operations. It is anticipated that the cash proceeds from the sale of the coal cleaning assets will be in the range of $20 to $30 million.

Energy technology segment revenues from continuing operations will now consist primarily of sales of HCAT, our heavy oil upgrading catalyst additive. We experienced 340% growth from 2010 to 2011 in HCAT sales, as we served our initial customers and revenue from HCAT grew to $16 million in 2011. For the quarter ended September 2011 revenue from continuing operations in our energy segment was $5.5 million compared to $3.8 million in the September 2010 quarter. Adjusted EBITDA was $0.2 million in the September 2011 quarter compared to $(1.5) million in the September 2010 quarter.

Income Taxes

In fiscal 2011, Headwaters did not recognize income tax benefits attributable to its pre-tax operating loss and tax credits, as compared to fiscal year 2010 when tax benefits were fully recognized. Because the realization of deferred tax assets related to most of Headwaters’ NOLs, tax credits, and other losses is dependent upon future income or capital gains related to operations that have generated losses, Headwaters does not currently meet the GAAP threshold for realization of those NOLs, tax credits, and other losses.

Outlook

“We are pleased with the progress to date from our restructuring efforts, achieving significant improvements in free cash flow, with a low cash cost,” said Don P. Newman, Headwaters’ Chief Financial Officer. “We expect to generate between $20 and $30 million of free cash flow next year, apart from restructuring costs, as we continue to pay down our subordinated debt.

“We expect our Adjusted EBITDA from continuing operations for 2012 to be in the range of $85 million to $95 million, assuming revenue levels are consistent with 2011 revenue from continuing operations, and no material increases in commodity prices,” concluded Mr. Newman.

Discussion of EBITDA

Headwaters has historically defined EBITDA as net income plus net interest expense, income taxes (excluding income tax credits generated), depreciation and amortization, stock-based compensation, foreign currency translation gain or loss and goodwill or other impairments. Any additional adjustments to EBITDA are detailed in the table that follows. EBITDA and Adjusted EBITDA are used by management to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA are also used by investors to measure a company’s ability to service its debt and meet its other cash needs. The EBITDA and Adjusted EBITDA calculations as reflected in the following tables are consistent with the definitions Headwaters has used historically and with the definitions management intends on using in future periods when measuring operating performance.

Management believes EBITDA and Adjusted EBITDA are helpful in highlighting trends, because EBITDA excludes certain results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, tax jurisdictions, and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than by using GAAP results alone.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA and Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because the definition of EBITDA varies among companies and industries, our definition of EBITDA may not be comparable to other similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA and trailing twelve months (TTM) Adjusted EBITDA are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from coal cleaning for any period.

Adjusted EBITDA – Consolidated

(in millions)	Quarter Ended		Year Ended
	9/30/2010	9/30/2011	9/30/2010	9/30/2011
Income (loss) from continuing operations	$0.7	$(3.3)	$(21.1)	$(133.9)
Net interest expense	19.6	13.4	71.2	126.3
Income taxes	0.2	(3.8)	(10.9)	(0.2)
Depreciation, amortization, and stock-based compensation	14.2	14.2	53.4	57.3
Foreign currency translation loss (gain)	0.2	0.0	(2.9)	0.0
Non-recurring banking fees	0.0	0.0	3.3	0.0
Litigation settlement / accrual	0.0	0.0	1.6	15.0
Gain on sale of South Korean joint venture	(3.9)	0.0	(3.9)	0.0
Asset impairment	0.0	0.0	3.5	0.0
Restructuring costs and severance	0.0	11.7	0.0	17.9

Adjusted EBITDA	$31.0	$32.2	$94.2	$82.4

Adjusted EBITDA by segment
Light building products	$16.6	$14.4	$52.3	$39.6
Heavy construction materials	20.4	19.2	51.4	46.2
Energy technology	(1.5)	0.2	5.4	7.2
Corporate	(4.5)	(1.6)	(14.9)	(10.6)

Adjusted EBITDA	$31.0	$32.2	$94.2	$82.4

Adjusted EBITDA – Light Building Products Segment

(in millions)	Quarter Ended		Year Ended
	9/30/2010	9/30/2011	9/30/2010	9/30/2011
Operating income (loss)	$7.4	$(5.8)	$17.2	$(14.7)
Other income (expense)	0.1	(0.1)	1.1	(0.2)
Depreciation, amortization, and stock-based compensation	9.1	9.4	34.0	38.4
Restructuring costs and severance	0.0	10.9	0.0	16.1

Adjusted EBITDA	$16.6	$14.4	$52.3	$39.6

Adjusted EBITDA – Heavy Construction Materials Segment

(in millions)	Quarter Ended		Year Ended
	9/30/2010	9/30/2011	9/30/2010	9/30/2011
Operating income	$17.2	$15.5	$33.7	$31.3
Other income (expense)	(0.5)	0.1	(0.5)	0.4
Depreciation, amortization, and stock-based compensation	3.7	3.6	14.7	14.5
Asset impairment	0.0	0.0	3.5	0.0

Adjusted EBITDA	$20.4	$19.2	$51.4	$46.2

Adjusted EBITDA – Energy Technology Segment

(in millions)	Quarter Ended		Year Ended
	9/30/2010	9/30/2011	9/30/2010	9/30/2011
Operating income (loss)	$(2.3)	$0.3	$3.3	$(10.4)
Depreciation, amortization, and stock-based compensation	0.6	0.6	2.6	2.6
Foreign currency translation loss (gain)	0.2	0.0	(2.9)	0.0
Income tax credits generated (reversed)	0.0	(0.7)	0.8	0.0
Litigation settlement / accrual	0.0	0.0	1.6	15.0

Adjusted EBITDA	$(1.5)	$0.2	$5.4	$7.2

TTM Adjusted EBITDA – Consolidated

(in millions)	Twelve Months Ended
	9/30/2009	9/30/2010	9/30/2011
Loss from continuing operations	$(415.2)	$(21.1)	$(133.9)
Net interest expense	45.6	71.2	126.3
Income taxes	(73.4)	(10.9)	(0.2)
Depreciation, amortization, and stock-based compensation	60.3	53.4	57.3
Foreign currency translation gain	(1.7)	(2.9)	0.0
Goodwill impairment	465.7	0.0	0.0
Additional book gain on convertible debt exchange	2.0	0.0	0.0
Non-recurring banking fees	0.0	3.3	0.0
Litigation settlement / accrual	0.0	1.6	15.0
Gain on sale of South Korean joint venture	0.0	(3.9)	0.0
Asset impairment	0.0	3.5	0.0
Restructuring costs and severance	0.0	0.0	17.9

TTM Adjusted EBITDA	$83.3	$94.2	$82.4

TTM Adjusted EBITDA by Segment

Light building products	$45.6	$52.3	$39.6
Heavy construction materials	60.4	51.4	46.2
Energy technology	(8.8)	5.4	7.2
Corporate	(13.9)	(14.9)	(10.6)

TTM Adjusted EBITDA	$83.3	$94.2	$82.4

Liquidity and Long-term Debt

The components of our long-term debt as of September 30, 2011, are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate		Maturity or Put Date
Senior secured notes	$400.0	7.625%		April 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 2.75%		November 2013
Convertible senior subordinated notes, net of discounts	9.0 106.7 12.1	16 2.5 14.75	% % %	June 2012 February 2014 February 2014

Total	$527.8

We had approximately $50.8 million of cash on hand at September 30, 2011 and total liquidity of $103.7 million, which includes the impact of Headwaters providing a $16.1 million bond to the court related to the Boynton judgment. During the September 2011 quarter, cash increased by $16.0 million, even though approximately $9.9 million of 14.75% debt was repaid. Other than the 2012 put date associated with our 16% debt, we have no debt maturities until 2014.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through November 8, 2011, by dialing 1-800-406-7325 or 303-590-3030 and entering the pass code 4483410.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries. Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products. www.headwaters.com

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the production and marketing of cleaned coal, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2010, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

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HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)
	Quarter Ended September 30,		Year Ended September 30,
	2010	2011	2010	2011
Revenue:
Light building products	$89,346	$90,041	$316,884	$314,062
Heavy construction materials	84,734	82,554	258,264	253,300
Energy technology	3,789	5,523	23,065	24,592

Total revenue	177,869	178,118	598,213	591,954
Cost of revenue:
Light building products	63,170	66,416	227,637	238,377
Heavy construction materials	59,745	59,911	192,785	193,006
Energy technology	2,101	2,917	5,999	10,648

Total cost of revenue	125,016	129,244	426,421	442,031

Gross profit	52,853	48,874	171,792	149,923
Operating expenses:
Amortization	5,513	5,533	22,218	22,359
Research and development	2,261	1,503	8,182	6,451
Selling, general and administrative	27,935	23,053	104,013	111,358
Asset impairments and restructuring costs	0	11,738	3,462	17,930

Total operating expenses	35,709	41,827	137,875	158,098

Operating income (loss)	17,144	7,047	33,917	(8,175)
Net interest expense	(19,629)	(13,425)	(71,182)	(126,252)
Other income (expense), net	3,401	(46)	4,522	324

Income (loss) from continuing operations before income taxes	916	(6,424)	(32,743)	(134,103)
Income tax benefit (provision)	(207)	3,091	11,663	171

Income (loss) from continuing operations	709	(3,333)	(21,080)	(133,932)
Loss from discontinued operations, net of income taxes	(24,771)	(43,399)	(28,402)	(95,989)

Net loss	$(24,062)	$(46,732)	$(49,482)	$(229,921)

Basic and diluted earnings (loss) per share:
From continuing operations	$0.01	$(0.05)	$(0.35)	$(2.21)
From discontinued operations	(0.41)	(0.72)	(0.48)	(1.59)

	$(0.40)	$(0.77)	$(0.83)	$(3.80)

Weighted average shares outstanding — basic and diluted	60,052	60,537	59,973	60,440

Operating income (loss) by segment:
Light building products	$7,410	$(5,760)	$17,178	$(14,751)
Heavy construction materials	17,171	15,501	33,739	31,304
Energy technology	(2,267)	308	3,272	(10,397)
Corporate	(5,170)	(3,002)	(20,272)	(14,331)

Total	$17,144	$7,047	$33,917	$(8,175)

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)
	September 30,
	2010	2011
Assets:
Current assets:
Cash and cash equivalents	$90,984	$50,810
Trade receivables, net	92,279	90,931
Inventories	40,848	33,247
Other	21,156	16,818

Total current assets	245,267	191,806

Property, plant and equipment, net	268,650	164,709
Intangible assets, net	183,371	164,221
Goodwill	115,999	116,671
Assets held for sale	0	24,446
Other assets	75,687	66,384

Total assets	$888,974	$728,237

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$15,412	$18,979
Accrued liabilities	82,892	94,223
Current portion of long-term debt	0	9,014

Total current liabilities	98,304	122,216
Long-term debt	469,875	518,789
Income taxes	23,820	15,909
Other long-term liabilities	15,034	14,587

Total liabilities	607,033	671,501

Stockholders’ equity:
Common stock - par value	60	61
Capital in excess of par value	633,171	637,547
Retained earnings (accumulated deficit)	(350,940)	(580,861)
Other	(350)	(11)

Total stockholders’ equity	281,941	56,736

Total liabilities and stockholders’ equity	$888,974	$728,237